Item 77E - DWS Equity 500 Index
Portfolio
On December 7, 2010, DWS Equity
500 Index Portfolio was named as a
defendant in the First Amended
Complaint filed by the Official
Committee of Unsecured Creditors
in the U.S. Bankruptcy Court for the
District of Delaware in the lawsuit
styled Official Committee of
Unsecured Creditors of Tribune
Company, et al., v. Fitzsimons et al.
(the "Lawsuit").  The Lawsuit arises
out of a leveraged buyout transaction
("LBO") in 2007 by which loans
were made to the Tribune Company
to fund the LBO and shares of the
Tribune Company held by
shareholders were tendered for or
were converted to a right to receive
cash.  Following the completion of
the LBO in 2007, the Tribune
Company filed for bankruptcy.  The
Lawsuit seeks to recover all
payments made to the shareholders
in the LBO.  All proceedings on the
Lawsuit are stayed pending a
decision by the Bankruptcy Court on
which of two proposed plans of
reorganization will be confirmed.
Management is currently assessing
the Lawsuit and has not yet
determined the effect, if any, on the
Fund.




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